UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2011

ORION MARINE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-33891	26-0097459
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12000 Aerospace Suite 300
Houston, Texas 77034
(Address of principal executive offices)

(713) 852-6500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)⁯
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

SIGNATURES

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

5.02(e):

On August 18, 2011, the Compensation Committee of the Board of Directors of Orion Marine Group, Inc. (the “Company”) approved equity awards for the following executive officers under the Company's 2011 Long-Term Incentive Plan:

	Restricted stock awards	Options	Total awards	Total fair value of stock and option awards on grant date*

J. Michael Pearson	166,667	—	166,667	$1,000,000
Mark R. Stauffer	87,500	130,273	217,773	$1,050,000
James L. Rose	62,500	93,052	155,552	$750,000
Peter R. Buchler	43,750	65,136	108,886	$525,000

Stock awards were based on the value of the Company's stock on the date of grant of $6.00 per share. Stock and options granted to executive officers of the Company vest over a 5 year period, with 1/5 vesting upon the first anniversary of the grant date, and 1/60 per month thereafter, such that all awards are fully vested on the fifth anniversary of the grant date. The exercise price of options granted is $6.00 per share. The fair value of the options, as calculated under the Black-Scholes method, on the date of grant was $4.03.

The awards were granted as an incentive for executive management to take a longer-term view of the performance of the Company, and further align management with shareholder interests. In this regard, it is the current intent of the Compensation Committee to forgo granting equity awards of the Company's stock to the above executive officers in fiscal years 2012 and 2013.

*Based on $6.00 per share for stock grants and $4.03 per share for option awards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orion Marine Group, Inc.
Dated: August 23, 2011	By:	/s/ Mark R. Stauffer
Executive Vice President and Chief Financial Officer